EXHIBIT 11



                           IPI, INC. AND SUBSIDIARIES
              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
                    (In Thousands, Except Per Share Amounts)


                                                           Three Months Ended     Nine Months Ended
                                                                August 31,           August 31,
                                                           ----------------------------------------
                                                             2001      2000        2001      2000
                                                           ----------------------------------------
Net Income                                                 $ 5,359    $   151    $ 9,618    $   872
                                                           =======    =======    =======    =======

Weighted average number of issued shares outstanding         4,859      4,859      4,859      4,843
                                                           =======    =======    =======    =======

Shares used in computation of basic earnings per
    common stock                                             4,859      4,859      4,859      4,843
                                                           =======    =======    =======    =======

Dilutive effect of outstanding stock options and stock
    warrants after application of treasury stock method          0          0          0          0
                                                           -------    -------    -------    -------

Common and common equivalent shares outstanding-diluted      4,859      4,859      4,859      4,843
                                                           =======    =======    =======    =======

Basic and diluted earnings per common share                $  1.10    $   .03    $  1.98    $   .18
                                                           =======    =======    =======    =======


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